Exhibit 4.4.(a).96

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 80

By virtue of the authority of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having considered the arguments of Partner Communications Company Ltd. (hereinafter: “Partner”), we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Article 67D1.	1.	Instead of article 67D1.1,shall come:
	"	67D1.1	The Licensee may provide Premium Services in one of the following manners:
(a) Premium Service, for which the payment is charged according to the Premium Tariff and is collected through the Telephone Bill shall be provided in accordance with the provisions of Appendix N.

(b) Premium Service, for which the payment is charged according to the Regular Tariff (hereinafter in this sub-section "the Service") will be provided as follows:
(1) As an internal network service through a network access code1;
(2) By dialing a Fixed-line telephone number to which the access will be possible for each subscriber of the subscriber of a General Licensee.
For this article,
"Fixed-line telephone number"- a number format of geographic numbers and national fixed line numbers or number format star 4 digits (*XXXX), in accordance with that defined in the numbering plan2.
"Premium Service" and "Premium Tariff" as defined in Appendix N."

Amendment of the First Annex	2.	In the First Annex, at the end of the list of services, shall come:
		No.	Name of the service	Description of the service	Date of provision	Comments
		x	Premium service at a premium tariff	Premium service provided by dialing a designated prefix that has been allocated for this (1-900, 1-901, 1-903)	2/2015	The service will be provided in accordance with the provisions of Appendix N.
			Premium service at a regular tariff	The premium service will be provided by: 1) Network access code-as an internal network service 2) dialling a Fixed-line telephone number-as a general national service.	2/2015	A fixed-line telephone number and a regular taiff as defined in article 67D1 of the license
_______________________________
1 "Network access code" as defined in the numbering plan.

2 For example numbers in the format 03-XXXXXXX and 07Z-xxxxxxx or *XXXX

Amendment of Appendix N	3.	At the end of the title of Appendix N shall come "that are provided at a Premium Tariff"

Commencement	4.	This amendment will commence on February 15, 2015.

(December 28, 2014)

     (sgd)
________________
Avi Berger
Director General

2